Exhibit 4.11
FIRST SUPPLEMENTAL INDENTURE
(The First Bancshares Statutory Trust III)

THIS FIRST SUPPLEMENTAL INDENTURE dated as of April 1, 2025 is by and among Wilmington Trust Company, a Delaware trust company, as Trustee (herein, together with its successors in interest, the “Trustee”), Renasant Corporation, a Mississippi corporation (the “Successor Company”), and The First Bancshares, Inc., a Mississippi corporation (the “Company”), under the Indenture referred to below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, the Company and the Successor Company hereby agree as follows:

    PRELIMINARY STATEMENTS

The Trustee and the Company are parties to that certain Junior Subordinated Indenture dated as of July 27, 2007 (the “Indenture”), pursuant to which the Company issued U.S. $6,186,000 of its Unsecured Junior Subordinated Deferrable Interest Notes due 2037 (the “Securities”).

As permitted by the terms of the Indenture, the Company, simultaneously with the effectiveness of this First Supplemental Indenture, shall merge (referred to herein for purposes of Article VIII of the Indenture as the “Merger”) with and into the Successor Company with the Successor Company as the surviving corporation. The parties hereto are entering into this First Supplemental Indenture pursuant to, and in accordance with, Articles VIII and IX of the Indenture.

SECTION 1. Definitions. All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2. Interpretation.

(a)In this First Supplemental Indenture, unless a clear contrary intention appears:

(i)the singular number includes the plural number and vice versa;

(ii)reference to any gender includes the other gender;

(iii)the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv)reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this First Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this First Supplemental Indenture or the Indenture;

(v)reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor;

(vi)reference to any Section means such Section of this First Supplemental Indenture; and

(vii)the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b)No provision in this First Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

SECTION 3. Assumption of Obligations.

(a)Pursuant to, and in compliance and accordance with, Section 8.1 and Section 8.2 of the Indenture, the Successor Company hereby expressly assumes the due and punctual payment of the principal of and any premium and interest (including any Additional Interest) on all of the Securities in accordance with their terms, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be kept, performed, or observed by the Company under the Indenture.

(b)Pursuant to, and in compliance and accordance with, Section 8.2 of the Indenture, the Successor Company succeeds to and is substituted for the

Company, with the same effect as if the Successor Company had originally been named in the Indenture as the Company.

(c)The Successor Company also succeeds to and is substituted for the Company with the same effect as if the Successor Company had originally been named in (i) the Amended and Restated Trust Agreement of the Trust, dated as of July 27, 2007 (the “Trust Agreement”), as Depositor (as defined in the Declaration) and (ii) the Guarantee Agreement, dated as of July 27, 2007 (the “Guarantee”), as Guarantor (as defined in the Guarantee).

SECTION 4. Representations and Warranties. The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this First Supplemental Indenture and to perform the Indenture, (b) that it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (c) that it is a corporation organized and existing under the laws of the State of Mississippi, (d) that both immediately before and after giving effect to the Merger and this First Supplemental Indenture, no Default or Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing and (e) that this First Supplemental Indenture is executed and delivered pursuant to Section 9.3 of the Indenture and Article VIII of the Indenture and does not require the consent of the Holders.

SECTION 5. Conditions of Effectiveness. This First Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a)    the Trustee shall have executed a counterpart of this First Supplemental Indenture and shall have received one or more counterparts of this First Supplemental Indenture executed by the Successor Company and the Company;

(b)    the Trustee shall have received an Officers’ Certificate stating that (i) this First Supplemental Indenture complies with the requirements of Article VIII of the Indenture; and (ii) in the opinion of the signers, all conditions precedent, if any, provided for in the Indenture relating to the Merger and this First Supplemental Indenture have been complied with;

(c)    the Trustee shall have received an Opinion of Counsel to the effect that (i) all conditions precedent provided for in the Indenture relating to the Merger and this First Supplemental Indenture have been complied with; (ii) this First Supplemental Indenture complies with the requirements of Article VIII of the Indenture and is authorized or permitted by, and conforms to, the terms of Article VIII of the Indenture; (iii) it is proper for the Trustee, under the provisions of Article IX of the Indenture, to join in the execution of this First Supplemental Indenture; and (iv) the Merger and the assumption by the Successor Company under this First

Supplemental Indenture comply with the provisions of Article VIII of the Indenture; and

(d)    the Successor Company and the Company shall have duly executed and filed with the Secretary of the State of the State of Mississippi a Certificate of Merger in connection with the Merger.

    SECTION 6. Reference to the Indenture.

(a)Upon the effectiveness of this First Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(b)Upon the effectiveness of this First Supplemental Indenture, each reference in the Securities to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

(c)The Indenture, as amended and supplemented hereby shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 7. Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or electronic format (e.g., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (e.g., “.pdf” or “.tif”) shall be deemed to be their original signatures for all purposes. Unless otherwise provided herein or in any document to be signed in connection with this First Supplemental Indenture, the words “execute,” “execution,” “signed,” “signature,” “delivery,” and words of similar import used herein or in any document to be signed in connection with this First Supplemental Indenture, any other document or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.

SECTION 8. Governing Law; Binding Effect. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Company or the Successor Company. The recitals of fact contained herein shall be taken as the statements solely of the Company or the Successor Company, and the Trustee assumes no responsibility for the correctness thereof.

    [Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.

THE FIRST BANCSHARES, INC.

By:    /s/ M. Ray Cole, Jr.____________
                        Name: M. Ray Cole, Jr.
                        Title: Chief Executive Officer and President

                    RENASANT CORPORATION

By:    /s/ C. Mitchell Waycaster________
                        Name: C. Mitchell Waycaster
Title: Chief Executive Officer and Executive Vice Chairman

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Trustee

By:    /s/ Michael H. Wass____________
    Name:     Michael H. Wass
    Title:     Vice President

[Signature Page of First Supplemental Indenture – The First Bancshares Statutory Trust III]